Exhibit 10.5

EDISON INTERNATIONAL

2008 EXECUTIVE DEFERRED COMPENSATION PLAN

Amended and Restated Effective
October 23, 2013

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 DEFERRAL ELECTIONS	4
2.1 Elections	4
2.2 Vesting	8
ARTICLE 3 MATCHING CREDITS	8
3.1 Amount	8
3.2 Vesting	8
ARTICLE 4 DEFERRAL ACCOUNTS	9
4.1 Deferral Accounts	9
4.2 Timing of Credits	9
4.3 Statement of Accounts	9
ARTICLE 5 PAYMENT ELECTIONS	9
5.1 Primary Payment Election	9
5.2 Contingent Payment Election	11
5.3 Changes to Payment Elections	11
5.4 Small Benefit Exception	12
5.5 Six-Month Delay in Payment for Specified Employees	12
5.6 Conflict of Interest Exception, Etc	12
ARTICLE 6 SURVIVOR BENEFITS	12
6.1 Payment	12
6.2 Special Increase	12
ARTICLE 7 BENEFICIARY DESIGNATION	13
ARTICLE 8 CONDITIONS RELATED TO BENEFITS	13
8.1 Nonassignability	13
8.2 Unforeseeable Emergency Distribution	13
8.3 No Right to Assets	14
8.4 Protective Provisions	15
8.5 Constructive Receipt	15
8.6 Withholding	15
8.7 Incapacity	15
ARTICLE 9 PLAN ADMINISTRATION	15
9.1 Plan Interpretation	15
9.2 Limited Liability	16

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ARTICLE 10 AMENDMENT OR TERMINATION OF PLAN	16
10.1 Amendment of Plan	16
10.2 Termination of Plan	16
10.3 Amendment or Termination after Change in Control	16
10.4 Exercise of Power to Amend or Terminate	16
ARTICLE 11 CLAIMS AND REVIEW PROCEDURES	17
11.1 Claims Procedure for Claims Other Than for Vesting due to Disability	17
11.2 Claims Procedure for Claims due to Disability	17
11.3 Dispute Arbitration	19
ARTICLE 12 MISCELLANEOUS	20
12.1 Successors	20
12.2 Trust	20
12.3 Employment Not Guaranteed	20
12.4 Gender, Singular and Plural	20
12.5 Captions	20
12.6 Validity	21
12.7 Waiver of Breach	21
12.8 Applicable Law	21
12.9 Notice	21
12.10 ERISA Plan	21
12.11 Statutes and Regulations	21

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EDISON INTERNATIONAL

2008 EXECUTIVE DEFERRED COMPENSATION PLAN

Amended and Restated Effective October 23, 2013

PREAMBLE

The purpose of this Plan is to provide Eligible Employees of participating Affiliates with the opportunity to defer payment and taxation of some elements of their compensation.
This Plan applies to amounts arising from deferrals of compensation earned or determined after December 31, 2004 and to amounts that vested after December 31, 2004, and is intended to comply with Section 409A of the Internal Revenue Code and the regulations issued thereunder. This version of the Plan applies to amounts arising from deferrals of compensation pursuant to deferral elections made on or after December 1, 2013; however any deferral elections made after this date with respect to Salary or Bonus amounts earned for services performed during the 2013 Plan Year by an employee who first becomes an Eligible Employee during 2013 shall be subject to the terms and conditions of this Plan as in effect at the beginning of the 2013 calendar year. For the terms and conditions applicable to amounts deferred under this Plan pursuant to deferral elections made prior to that date, refer to the version of this Plan as in effect at the time of the applicable deferral election.

ARTICLE 1
DEFINITIONS

Capitalized terms in the text of the Plan are defined as follows:
Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.
Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its Executives in the Plan.
Beneficiary means the person or persons or entity designated as such in accordance with Article 7 of the Plan.
Board means the Board of Directors of EIX.
Bonus means the dollar amount of bonus awarded by the Employer to the Participant pursuant to the terms of the Executive Incentive Compensation Plan, the 2007 Performance Incentive Plan, or a successor plan governing annual executive bonuses, before reductions for deferrals under the Plan, provided such award constitutes “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e).

Change in Control means a Change in Control of EIX as defined in the Severance Plan.
Code means the Internal Revenue Code of 1986, as amended.
Contingent Event means the Participant’s Disability or death while employed by an Affiliate or Separation from Service for other reasons if such event occurs prior to the Participant’s Retirement.
Contingent Payment Election means an election regarding the time and form of payment made or deemed made in accordance with Section 5.2.
Crediting Rate means the rate at which interest will be credited to Deferral Accounts. The rate will be determined annually in advance of the calendar year and will be equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds for the 60 months preceding November 1st of the prior year. EIX reserves the right to prospectively change the definition of Crediting Rate.
Deferral Account means the notional account established for record keeping purposes for a Participant pursuant to Article 4 of the Plan.
Deferral Election means the Participant's written election to defer amounts under the Plan, submitted to the Administrator in the manner prescribed by the Administrator.
Deferral Period means the Plan Year covered by a valid Deferral Election previously submitted by a Participant, or in the case of a newly eligible Participant, the balance of the Plan Year following the date of the Deferral Election.
Disability means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under a plan covering employees of the Employer.
Dividend Equivalent means an amount equal to the dividend declared by the Board on one share of EIX common stock for any calendar quarter.
EIX means Edison International.
Eligible Employee means an Executive of an Affiliate, who (i) is a U.S. employee or an expatriate who is based and paid in the U.S., (ii) is designated by the Administrator as eligible to participate in the Plan (subject to the restriction in Section 8.2 of the Plan), and (iii) qualifies as a member of a "select group of management or highly compensated employees" under ERISA.1
Employer means the Affiliate employing the Participant. Notwithstanding the foregoing, with respect to a particular Participant’s benefits under the Plan, for purposes of determining which

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1 Effective December 31, 2013, no EME Participant shall be an “Eligible Employee” under this Plan, provided, however, that any deferral election previously made by an EME Participant with respect to 2011 or 2012 performance share awards granted by EIX shall be given continuing effect for purposes of this Plan. For purposes of clarity, no prior salary deferral election made by an EME Participant under this Plan shall be given continuing effect. For these purposes, EME’s employees, EME’s former employees, and their respective beneficiaries are collectively referred to as “EME Participants,” and “EME” refers to Edison Mission Energy and its subsidiaries.

Affiliate is obligated to pay such benefits, Employer as to such Participant and benefits means the Affiliate employing the Participant upon the Participant’s Separation from Service (or, as to any distribution of any benefit under the Plan prior to the Participant’s Separation from Service, the Affiliate employing the Participant at the time of such distribution).
ERISA means the Employee Retirement Income Security Act of 1974, as amended.
Executive means an employee of an Affiliate who is designated an Executive by the CEO of that Affiliate or who is elected as a Vice President or officer of higher rank by the board of that Affiliate or by the Board.
Executive Salary Deferral means the percentage deferred from Salary under this Plan. The Executive Salary Deferral is subtracted from Salary before Savings Plan contributions are calculated.
Matching Credits means the credits added to the Participant's Deferral Account under Article 3.
Matching Base means the amount of the Executive Salary Deferral plus the amount, if any, by which the Participant’s Salary in a calendar year minus the Executive Salary Deferral for that calendar year exceeds the Code Section 401(a)(17) compensation limit.
Participant means an Eligible Employee who has completed a Deferral Election with respect to future payments pursuant to Article 2 of the Plan, or an employee or former employee who has a Deferral Account balance.
Payment Election means a Primary Payment Election or a Contingent Payment Election. Payment elections shall be made on a form and in a manner prescribed by the Administrator, which may include electronic elections.
Plan means the EIX 2008 Executive Deferred Compensation Plan.
Plan Year means the calendar year.
Primary Payment Election means an election regarding the time and form of payments made or deemed made in accordance with Section 5.1.
Qualifying Award means an award granted to an Eligible Employee under the EIX Management Long-Term Incentive Compensation Plan, the EIX Officer Long-Term Incentive Compensation Plan, the EIX Equity Compensation Plan, or the EIX 2007 Performance Incentive Plan, other than an EIX nonqualified stock option, and evidenced in writing that provides (or is amended to provide) that the award may be deferred under this Plan.
Retirement means a Separation from Service under terms constituting a retirement for purposes of the EIX 2008 Executive Retirement Plan.
Salary means the Participant's basic pay from the Employer (excluding Bonuses, Special Awards, commissions, severance pay, and other non-regular forms of compensation) before reductions for deferrals under the Plan or the Savings Plan.
Savings Plan means the Edison 401(k) Savings Plan.
Separation from Service occurs when a Participant dies, retires, or otherwise has a termination of employment from the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

Severance Plan means the EIX 2008 Executive Severance Plan (or any similar successor plan).
Similar Plan means a plan required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2)(i).
Special Award means an award other than Salary, Bonus or a Qualifying Award that is payable in cash at a future date.
Specified Employee means a Participant who is designated as an elected Vice President or above by the Administrator, using the identification date and methods determined by the Administrator.
Termination of Employment means the voluntary or involuntary Separation from Service for any reason other than Retirement or death.
Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Beneficiary, or the Participant’s spouse or dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.
Valuation Date means the last day of the month in which the final day of employment falls prior to Separation from Service, unless distribution is scheduled or required to commence on a date other than the first day of the month following Separation from Service, in which latter case Valuation Date means the day before distribution is scheduled or required to commence.
Years of Service. Years of vesting service credited under the terms of the EIX 2008 Executive Retirement Plan.
ARTICLE 2
DEFERRAL ELECTIONS

2.1	Elections
(a)    Salary. An Eligible Employee may elect to defer Salary under the Plan by submitting a Salary Deferral Election to the Administrator specifying the whole percentage of Salary to be deferred prior to the beginning of the Plan Year during which the Eligible Employee performs the services for which such Salary is to be earned. The maximum Salary Deferral is 75% of Salary. Once made, a Salary Deferral Election (including any election regarding time and form of payment) will continue to apply for subsequent Deferral Periods unless (i) the Eligible Employee submits a new Salary Deferral Election during a subsequent enrollment period changing the deferral amount or revoking the existing election, or (ii) the Participant is not an Eligible Employee on the last day of a subsequent enrollment period. Effective with the final payroll period in 2014, Salary paid solely for services performed during a payroll period (as described in Section 3401(b) of the Code) that includes the last day of a Plan Year, and for which payment is made in the immediately following Plan Year, shall be treated for purposes of this Plan as compensation for services performed in the Plan Year in which the payment is made.

(b)    Bonus. An Eligible Employee may elect to defer some or all of his or her Bonus by submitting a Bonus Deferral Election to the Administrator prior to the date that is six months before the end of the performance period and in no event later than the date the Bonus has become readily ascertainable. Notwithstanding the foregoing, either generally or as to a particular Bonus, the Administrator may, but need not, require that Bonus Deferral Elections be submitted to the Administrator prior to the beginning of the Plan Year during which the Eligible Employee performs the services for which such Bonus is to be earned. The maximum Bonus Deferral is 100% of Bonus.
Once made, a Bonus Deferral Election (including any election regarding time and form of payment) will continue to apply for subsequent Deferral Periods unless (i) the Eligible Employee submits a new Bonus Deferral Election during a subsequent enrollment period changing the deferral amount or revoking the existing election, or (ii) the Participant is not an Eligible Employee on the last day of a subsequent enrollment period.
(c)    Initial Eligibility. Notwithstanding the foregoing, an employee who first becomes an Eligible Employee during a Plan Year may make an initial Deferral Election for the deferral of Salary or Bonus, provided that such Eligible Employee has not previously become eligible to participate in this or any Similar Plan. Any Salary Deferral Election must be made within thirty days after the date the employee becomes an Eligible Employee and shall apply to Salary earned for services performed after the election is submitted to the Administrator. If the employee first becomes an Eligible Employee prior to establishment of the performance criteria for a Bonus, the Eligible Employee may make the Bonus Deferral Election prior to the date that is six months before the end of the performance period but not later than the date the Bonus has become readily ascertainable. If the employee first becomes an Eligible Employee after establishment of the performance criteria or less than six months before the end of the Deferral Period, such Bonus Deferral Election must be made within thirty days after the date the employee becomes an Eligible Employee and shall apply to that portion of the Bonus earned during the Plan Year multiplied by the ratio of the number of days remaining in the calendar year after the election is submitted to the Administrator to the total number of days during the Plan Year that such Employee is employed by an Affiliate.
(d)    Qualifying Awards. An Eligible Employee may elect to defer payment of some or all of his or her Qualifying Awards by submitting a Qualifying Award Deferral Election to the Administrator specifying the whole percentage of his or her Qualifying Awards to be deferred. With respect to a Qualifying Award that was granted on or before December 31, 2012 with respect to a performance period scheduled to end on or after December 31, 2013, and that is “performance‑based compensation” within the meaning of Treasury Regulation Section 1.409A‑1(e), the Eligible Employee must submit his or her Qualifying Award Deferral Election to the Administrator not later than December 31, 2012. Otherwise, the Participant must submit his or her Qualifying Award Deferral Election to the Administrator prior to the beginning of the Plan Year in which such Qualifying Award is granted.
In the circumstances provided in the next two sentences, the Administrator may, but need not, extend the applicable Qualifying Award Deferral Election deadlines either generally or as to a particular Qualifying Award.  With respect to any Qualifying Award that qualifies as “performance-based compensation,” within the meaning of Treasury Regulation

Section 1.409A‑1(e), the Administrator may permit the Qualifying Award Deferral Election to be made prior to the date that is six months before the end of the performance period and in no event later than the date the Qualifying Award has become readily ascertainable. With respect to any Qualifying Award that is subject to a substantial risk of forfeiture at grant, the Administrator may permit the Qualifying Award Deferral Election to be made not more than thirty days following the date the Qualifying Award is granted, provided that the Deferral Election is not made later than the date that is twelve months before the Qualifying Award could cease to be subject to a substantial risk of forfeiture other than due to death, Disability or a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of EIX within the meaning of Treasury Regulation Section 1.409A-3(i)(5).
Notwithstanding the foregoing, an employee who first becomes an Eligible Employee during a Plan Year may make an initial Deferral Election for the deferral of some or all of his or her Qualifying Awards, provided that such Eligible Employee has not previously become eligible to participate in this or any Similar Plan. Such Qualifying Award Deferral Election must be made within thirty days after the date the employee becomes an Eligible Employee. The Deferral Election shall apply to the entire specified portion of the Qualifying Award to which it relates if either (i) the Qualifying Award qualifies as “performance-based compensation,” within the meaning of Treasury Regulation Section 1.409A-1(e), and the Qualifying Award Deferral Election is made prior to the establishment of performance criteria for the Qualifying Award and the date that is six months before the end of the performance period and in no event later than the date the Qualifying Award has become readily ascertainable, or (ii) the Qualifying Award is subject to a substantial risk of forfeiture at grant and the Qualifying Award Deferral Election is made not more than thirty days following the date the Qualifying Award is granted, provided that the Deferral Election is not made later than the date that is twelve months before the Qualifying Award could cease to be subject to a substantial risk of forfeiture other than due to death, Disability or a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of EIX within the meaning of Treasury Regulation Section 1.409A-3(i)(5). If the preceding sentence does not apply, the Qualifying Award Deferral Election shall apply to that portion of the related Qualifying Award multiplied by the ratio of the number of days remaining in the applicable performance period (or the number of days remaining in the applicable service period if the Qualifying Award is not a performance-based vesting award) after the election is submitted to the Administrator to the total number of days during that performance period (or that service period, as the case may be) that such Employee is employed by an Affiliate.
The Qualifying Award remains subject to all applicable limitations as to the time or times during which it may become payable or the conditions for payment as provided in the terms and conditions of the Qualifying Award. Once made, a Qualifying Award Deferral Election (including any election regarding time and form of payment) will continue to apply for subsequent Deferral Periods unless (i) the Eligible Employee submits a new Qualifying Award Deferral Election during a subsequent enrollment period changing the deferral amount or revoking the existing election, or (ii) the Participant is not an Eligible Employee on the last day of a subsequent enrollment period; provided that a Deferral Election made prior to December 1, 2012 shall not be given effect as to any Qualifying Award to the extent that the Participant had the ability on or after December 1, 2012 to make a new Deferral Election as to that Qualifying Award.

(e)    Special Awards. An Eligible Employee may elect to defer payment of some or all of his or her Special Awards by submitting a Special Award Deferral Election to the Administrator specifying the whole percentage of his or her Special Awards to be deferred. With respect to any Special Awards that are “performance-based compensation,” within the meaning of Treasury Regulation Section 1.409A-1(e), the Eligible Employee must submit his or her Special Award Deferral Election to the Administrator prior to the date that is six months before the end of the performance period and in no event later than the date the Special Award has become readily ascertainable. With respect to any Special Awards that are not “performance-based compensation,” within the meaning of Treasury Regulation Section 1.409A-1(e), the Eligible Employee must submit his or her Special Award Deferral Election to the Administrator either (i) in the case of a Special Award that is subject to a substantial risk of forfeiture at grant, within thirty days following the date the Special Award is granted, but in no event later than the date that is twelve months before the Special Award could cease to be subject to a substantial risk of forfeiture other than due to death, Disability or a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of EIX within the meaning of Treasury Regulation Section 1.409A-3(i)(5), or (ii) otherwise, prior to the beginning of the Plan Year in which such Special Award is given.
An employee who first becomes an Eligible Employee during a Plan Year may make an initial Deferral Election for the deferral of some or all of his or her Special Awards, provided that such Eligible Employee has not previously become eligible to participate in this or any Similar Plan. Such Special Award Deferral Election must be made within thirty days after the date the employee becomes an Eligible Employee. The Deferral Election shall apply to the entire specified portion of the Special Award to which it relates if either (i) the Special Award qualifies as “performance-based compensation,” within the meaning of Treasury Regulation Section 1.409A-1(e), and the Special Award Deferral Election is made prior to the establishment of performance criteria for the Special Award and the date that is six months before the end of the performance period and in no event later than the date the Special Award has become readily ascertainable, or (ii) the Special Award is subject to a substantial risk of forfeiture at grant and the Special Award Deferral Election is made not more than thirty days following the date the Special Award is granted, provided that the Deferral Election is not made later than the date that is twelve months before the Special Award could cease to be subject to a substantial risk of forfeiture other than due to death, Disability or a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of EIX within the meaning of Treasury Regulation Section 1.409A-3(i)(5). If the preceding sentence does not apply, the Special Award Deferral Election shall apply to that portion of the related Special Award multiplied by the ratio of the number of days remaining in the applicable performance period (or the number of days remaining in the applicable service period if the Special Award is not a performance-based vesting award) after the election is submitted to the Administrator to the total number of days during that performance period (or that service period, as the case may be) that such Employee is employed by an Affiliate.
Notwithstanding the foregoing, either generally or as to a particular Special Award, the Administrator may, but need not, require that Special Award Deferral Elections be submitted to the Administrator prior to the beginning of the Plan Year in which such Special Award is given.

The Special Award remains subject to all applicable limitations as to the time or times during which it may become payable or the conditions for payment as provided in the terms and conditions of the Special Award. Once made, a Special Award Deferral Election (including any election regarding time and form of payment) will continue to apply for subsequent Deferral Periods unless (i) the Eligible Employee submits a new Special Award Deferral Election during a subsequent enrollment period changing the deferral amount or revoking the existing election, or (ii) the Participant is not an Eligible Employee on the last day of a subsequent enrollment period; provided that a Deferral Election made prior to December 1, 2012 shall not be given effect as to any Special Award to the extent that the Participant had the ability on or after December 1, 2012 to make a new Deferral Election as to that Special Award.

2.2	Vesting
Amounts deferred under this Article 2 and any earnings thereon will be 100% vested at all times. Notwithstanding the foregoing, any Special Award deferred under Section 2.1(e) and any earnings thereon may be subject to vesting terms. Any such deferred Special Award shall fully vest upon the Participant’s Separation from Service if the Participant is entitled to receive benefits under the Severance Plan and has satisfied all conditions for such benefits.
ARTICLE 3
MATCHING CREDITS

3.1	Amount
Matching Credits in each calendar year will be added by the Employer to the Participant's Deferral Account under this Plan equal to (i) the lesser of the amount of Salary earned in the calendar year and deferred under the Plan or 6% of the Participant’s Matching Base for the calendar year, plus (ii) the lesser of one-half of the amount of Bonus deferred under the Plan or 3% of the Bonus. Matching Credits added to the Participant’s Deferral Account shall be subject to the payment election provisions of Article 5 (and, for the avoidance of doubt, will become payable pursuant to the Deferral Election made or deemed made in the year prior to the calendar year the Matching Credits are added to the Participant’s Deferral Account).

3.2	Vesting
The Participant's Matching Credits and earnings thereon will vest (i) when the Participant has completed five Years of Service with an Affiliate, (ii) upon the Participant’s Disability while employed with an Affiliate, (iii) upon the Participant’s death while employed with an Affiliate, or (iv) upon the Participant’s Separation from Service if the Participant is entitled to benefits under the Severance Plan and has satisfied all conditions for such benefits. A Participant’s unvested Matching Credits and earnings thereon will terminate and be forfeited and the Participant will have no right thereto or in respect thereof on the first to occur of:
(a)    any Separation from Service of the Participant not listed in clauses (ii), (iii), or (iv) of the preceding sentence, or
(b)    as to any Matching Credits (and earnings thereon) with respect to Salary or Bonus deferred for any Plan Year after 2013, any specified payment date elected by the Participant as to the deferrals to which such Matching Credits (and earnings thereon) relate.

ARTICLE 4
DEFERRAL ACCOUNTS

4.1	Deferral Accounts
Solely for record keeping purposes, the Administrator will maintain a Deferral Account for each Participant with such subaccounts as the Administrator or its record keeper finds necessary or convenient in the administration of the Plan.

4.2	Timing of Credits
(a)    Salary, Bonus and Special Award Deferrals. The Administrator will credit to the Participant’s Deferral Account the Salary, Bonus and Special Award deferrals under Article 2 at the time such amounts would otherwise have been paid to the Participant but for the Deferral Election.
(b)    Matching Credits. Matching Credits under Article 3 will be credited (conditionally until vested) to the Deferral Account at the same time the related deferrals are credited to the Deferral Account.
(c)    Qualifying Awards. As of the date immediately following the vesting or performance period of a Qualifying Award, or as of the ex-dividend date in the case of Dividend Equivalents, a Participant’s Deferral Account will be credited with the deferred amount.
(d)    Interest Crediting Dates. The Administrator will credit interest at the Crediting Rate to the Participant's Deferral Account on a daily basis, compounded annually.

4.3	Statement of Accounts
The Administrator will periodically either provide or make available to each Participant a statement setting forth the balance of the Deferral Account maintained for the Participant.
ARTICLE 5
PAYMENT ELECTIONS

5.1	Primary Payment Election
As part of a Deferral Election, a Participant may make a Primary Payment Election specifying the payment schedule for each subaccount that will be created as a result of the Deferral Election. The choices available for a Primary Payment Election are as follows:
(a)    Monthly installments for 60 to 180 months, as provided in the applicable Primary Payment Election form; or
(b)    A single lump sum; or
(c)    Two to fifteen installments paid annually, as provided in the applicable Primary Payment Election form; or

(d)    Any combination of the preceding three choices, as provided in the applicable Primary Payment Election form.
Payments under this Primary Payment Election may commence upon (i) the first day of a specified month and year that may be no later than the month and year in which the Participant attains age 75; (ii) the Participant’s Retirement; or (iii) the first day of the month that is a specified number of months following the Participant’s Retirement or the first day of a specified month a specified number of years following the calendar year in which Retirement occurs (provided that if the date otherwise determined pursuant to this clause (iii) is later than the month and year in which the Participant attains age 75, the date pursuant to this clause (iii) shall be the later of the Participant’s Retirement or the month and year in which the Participant attains age 75).
Subject to Section 5.5, lump sum payments or initial installment payments will be made within 90 days (60 days in the case of a payment triggered by a specified payment date) of the scheduled dates. Interest will be added to the payment amount for the days elapsed between the scheduled payment date and the actual date of payment. Notwithstanding anything to the contrary in a Participant Deferral Election, payments from a Participant’s Deferral Account will be subject to the following earliest payment date rules: (i) no subaccount relating to a Bonus Deferral Election may be scheduled to commence payment or be paid until the first day of the fourth month in the Plan Year immediately following the Plan Year for which the Bonus was awarded (for example, April 1, 2014 as to a Bonus awarded for 2013); and (ii) no subaccount relating to a Qualifying Award Deferral Election or Special Award Deferral Election with respect to “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e) may be scheduled to commence payment or be paid until the first day of the fourth month in the Plan Year immediately following the Plan Year in which the corresponding performance period is scheduled to end. If the foregoing earliest payment date rules apply to any payment to be paid in installments, the first installment shall be paid on the applicable earliest payment date and subsequent installments shall be paid over the applicable installment period. The foregoing earliest payment date rules shall apply to payments under both Primary Payment Elections and Contingent Payment Elections. If the Participant’s delivery of a release would change the amount of his or her Plan benefit that is payable, and the period for the Participant to consider, execute and revoke such release spans two different Plan Years, and the 90- or 60-day period, as applicable, specified above for the payment of any benefit contingent on such release also spans those two Plan Years, payment of the portion of the benefit contingent upon such release (and earnings thereon) shall be made in the time period otherwise specified above but in the second of those two Plan Years.
If paid in installments, the installments will be paid in amounts that will amortize the Deferral Account or subaccount balance with interest credited at the Crediting Rate over the period of time benefits are to be paid. For purposes of calculating installments, the Deferral Account or subaccount will be valued as of the Valuation Date and subsequently as of December 31 each year with subsequent installments adjusted for the next calendar year according to procedures established by the Administrator. Notwithstanding anything herein to the contrary, distribution in installments shall be treated as a single payment as of the date of the initial installment for purposes of Section 409A of the Code. If paid in monthly installments, the installments may be paid in a single check each month or in more than one check for any given month, provided that in either such case the total amount of the monthly payment shall not change.
If no Primary Payment Election has been made, the Primary Payment Election shall be deemed to be a single lump sum upon the Participant’s Retirement (or, if earlier, the Participant’s death or Disability).

5.2	Contingent Payment Election
As part of a Deferral Election, a Participant may make a Contingent Payment Election for each of the Contingent Events of (1) the Participant’s death while employed by an Affiliate, (2) the Participant’s Disability while employed by an Affiliate and (3) Termination of Employment, for each subaccount that will be created as a result of the Deferral Election, which Contingent Payment Election will take effect upon the first Contingent Event, if any, that occurs before the Participant’s Retirement (if the Participant specified a payment schedule determined by reference to Retirement in Section 5.1) or the first day of a specified month and year elected by the Participant pursuant to Section 5.1. The choices available for the Contingent Payment Election are those specified in Section 5.1 except that the references to Retirement shall instead refer to the applicable Contingent Event.
If the Participant has made no Contingent Payment Election and a Contingent Event occurs prior to Retirement (if the Participant specified a payment schedule determined by reference to Retirement in Section 5.1) or the first day of a specified month and year elected by the Participant pursuant to Section 5.1, the Administrator will pay the benefit as specified in the Participant’s Primary Payment Election, except that payments scheduled for payment or commencement of payment “upon Retirement,” or with a payment date determined by reference to “Retirement,” will be paid, commence, or have payment determined by a reference to, the first day of the month following the month in which the Contingent Event occurs. If the Participant has made neither a Contingent Payment Election nor a Primary Payment Election and a Contingent Event occurs prior to Retirement, the Payment Election shall be deemed to be a single lump sum upon the Participant’s Contingent Event, subject to the earliest payment date rules in Section 5.1.

5.3	Changes to Payment Elections
Participants may change a Primary Payment Election or Contingent Payment Election, including a deemed Payment Election, after the period allowed for the initial Deferral Election by submitting a new written Payment Election to the Administrator in the manner prescribed by the Administrator, subject to the following conditions: (1) the new Payment Election shall not be effective unless made at least twelve months before the payment or commencement date scheduled under the prior Payment Election; (2) the new Payment Election must defer a lump sum payment or commencement of installment payments for a period of at least five years from the date that the lump sum would have been paid or installment payments would have commenced under the prior Payment Election and (3) the election shall not be effective until twelve months after it is submitted to the Administrator. If at the time a new Payment Election is submitted, the Administrator determines that imposition of the five-year delay would require that a Participant’s payments begin after he or she has attained age 75, then the Participant will not be permitted to make a new Payment Election. The payment schedules available under a new Payment Election are those specified in Section 5.1 and 5.2 (as applicable) that are available for new Payment Elections at the time the new Payment Election is made, subject to the conditions specified in this paragraph.

5.4	Small Benefit Exception
Notwithstanding the foregoing, the Administrator may, in its sole discretion and as determined by it in writing, pay the benefits in a single lump sum if the sum of all benefits payable to the Participant under this Plan and all Similar Plans is less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code.

5.5	Six-Month Delay in Payment for Specified Employees
Notwithstanding anything herein to the contrary, in the event that a Participant who is a Specified Employee is entitled to a distribution from the Plan due to the Participant’s Separation from Service, the lump sum payment or the commencement of installment payments, as the case may be, may not be scheduled to occur or occur before the date that is the earlier of (1) six months following the Participant’s Separation from Service for reasons other than death or (2) the Participant’s death.

5.6	Conflict of Interest Exception, Etc.
Notwithstanding the foregoing, the Administrator may, in its sole discretion, pay benefits in a single lump sum if permitted under Treasury Regulation Section 1.409A-3(j)(4)(iii). In addition, the Administrator may, in its sole discretion, accelerate the payment of benefits if and to the extent permitted under any of the other exceptions specified in Treasury Regulation Section 1.409A-3(j)(4) to the general rule in Section 409A of the Code prohibiting accelerated payments, provided that the terms of Section 5.4 of the Plan shall govern whether benefits will be paid in a single lump sum pursuant to the small benefit exception contained in Treasury Regulation Section 1.409A-3(j)(4)(v).
ARTICLE 6
SURVIVOR BENEFITS

6.1	Payment
Following the Participant’s death, payment of the Participant’s Deferral Account will be made to the Participant’s Beneficiary or Beneficiaries according to the payment schedule elected or deemed elected according to Article 5.

6.2	Special Increase
This Section 6.2 applies as to any Participant who was first an Eligible Employee under this Plan on or before December 31, 2008. If any such Participant’s death occurs within the first 10 years following the date on which he or she first became an Eligible Employee, the balance existing on the date of the Participant’s death shall be doubled, excluding the portion of the balance derived from deferrals and earnings thereon of Qualifying Awards and of Special Awards unless the

Special Award specifies such doubling. The doubled balance will be paid out according to the payment schedule elected or deemed elected according to Article 5. For the avoidance of doubt, the death benefit provided in this Section 6.2 is intended as a separate plan within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(c).
ARTICLE 7
BENEFICIARY DESIGNATION

The Participant will have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant's death. The Beneficiary designation will be effective when it is submitted to the Administrator during the Participant's lifetime in accordance with procedures established by the Administrator.
The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary, and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary. The spouse of a married Participant must consent in writing to any designation of a Beneficiary other than the spouse.
If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant, then the Administrator will direct the distribution of the benefits to the Participant's estate. If a primary Beneficiary dies after the Participant’s death but prior to completion of benefits under this Plan, and no contingent Beneficiary has been designated by the Participant, any remaining payments will be paid to the primary Beneficiary’s Beneficiary, if one has been designated, or to the Beneficiary’s estate.
ARTICLE 8
CONDITIONS RELATED TO BENEFITS

8.1	Nonassignability
The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits will be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to a Participant may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction.

8.2	Unforeseeable Emergency Distribution
A Participant may submit a hardship distribution request to the Administrator in writing setting forth the reasons for the request. The Administrator (or its delegate) will have the sole authority to approve or deny such requests. Upon a finding that the Participant has suffered an

Unforeseeable Emergency, the Administrator (or its delegate) may in its discretion, permit the Participant to cease any on-going deferrals and accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate the Unforeseeable Emergency. If a distribution is to be made to a Participant on account of an Unforeseeable Emergency, the Participant may not make deferrals under the Plan until one entire Plan Year following the Plan Year in which a distribution based on an Unforeseeable Emergency was made has elapsed.

8.3	No Right to Assets
A Participant’s benefits paid under the Plan will be paid from the general funds of the Participant’s Employer, and the Participant and any Beneficiary will be no more than unsecured general creditors of that Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. Neither the Participant nor the Beneficiary will have a claim to benefits from any other Affiliate. Plan benefits are available to Eligible Employees of EIX and its participating Affiliates. Amounts of compensation deferred by Participants pursuant to this Plan accrue as liabilities of the Employer under the terms and conditions set forth herein. By electing to defer compensation under the Plan, Participants consent to EIX sponsorship of the Plan, but acknowledge that EIX is not a guarantor of the benefit obligations of other participating Affiliates. Each Affiliate is responsible for payment of the accrued benefits under the Plan with respect to its own Eligible Employees subject to the terms and conditions set forth herein. Notwithstanding the foregoing or anything in the definition of “Employer” to the contrary, and at the sole discretion of EIX, EIX may determine that for purposes of benefits payable under the Plan, EIX shall be deemed to be the Employer obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain Affiliates or Participants, and will be deemed an assumption of the specified benefit obligations of the applicable Affiliates. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Participant (or Beneficiary) will have a claim as to any other Affiliate with respect to such benefits. Upon an election by EIX under this Section 8.3, benefits covered by the election will be paid from the general funds of EIX (and not the Affiliate that would otherwise pay the benefits), provided that EIX may require that as between EIX and the Affiliate that would otherwise pay such benefits, the Affiliate will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such Affiliate fails to comply with such funding arrangements or obtains any refund or offset of payments made from the Affiliate to EIX without the consent of EIX, the Affiliate that would otherwise be responsible for payment of benefits to the applicable Participant will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 8.3 by providing written notice to the Administrator and the applicable Affiliates regarding the effective date of such election, and the benefits, Affiliates and Participants for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the Affiliates will remit funds to EIX in consideration of compensation that would otherwise be paid by the Affiliate but which has been deferred and is or becomes a Plan benefit obligation of EIX or other Plan benefit obligations that are assumed by EIX. Such a method may include, but is not limited to, lump sum payment by an Affiliate to EIX of relevant benefits accrued through the date of EIX’s election with regular periodic payments to EIX of continuing accruals; regular periodic payments by an Affiliate to EIX beginning with the date of EIX’s election through the date such benefits become due under the Plan; lump sum payment by an Affiliate to EIX at the time benefits become due under the Plan; or intercompany payables and receivables used with funding on a “pay-as-you-go” basis.

8.4	Protective Provisions
The Participant will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Administrator and the Employer will have no further obligation to the Participant under the Plan.

8.5	Constructive Receipt
Notwithstanding anything to the contrary in this Plan, in the event the Administrator determines that amounts deferred under the Plan have failed to comply with Section 409A and must be recognized as income for federal income tax purposes, distribution of the amounts included in a Participant’s income will be made to such Participant. The determination of the Administrator under this Section 8.5 will be binding and conclusive.

8.6	Withholding
The Participant or the Beneficiary will make appropriate arrangements with the Administrator for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Administrator may provide, at its discretion, for such withholding and tax payments as may be required.

8.7	Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, EIX may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. EIX will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.
ARTICLE 9
PLAN ADMINISTRATION

9.1	Plan Interpretation
The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Administrator will interpret and construe the Plan and the prior version of the Plan to comply with Section 409A of the Code. All decisions of the Administrator will be final and binding.

9.2	Limited Liability
Neither the Administrator, nor any of its members or designees, will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
ARTICLE 10
AMENDMENT OR TERMINATION OF PLAN

10.1	Amendment of Plan
Subject to the terms of Section 10.3, EIX may at any time amend the Plan in whole or in part, provided, however, that the amendment (i) will not decrease the balance of the Participant's Deferral Account at the time of the amendment and (ii) will not retroactively decrease the applicable Crediting Rates of the Plan prior to the time of the amendment. EIX may amend the Crediting Rates of the Plan prospectively, in which case the Administrator will notify the Participant of the amendment in writing within 30 days after the amendment.

10.2	Termination of Plan
Subject to the terms of Section 10.3, EIX may at any time terminate the Plan. If EIX terminates the Plan, distributions to the Participants or their Beneficiaries shall be made on the dates on which the Participants or Beneficiaries would receive benefits hereunder without regard to the termination of the Plan except that payments may be made upon termination of the Plan if the requirements for accelerated payment under Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) are satisfied.

10.3	Amendment or Termination after Change in Control
Notwithstanding the foregoing, EIX will not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change in Control and will not thereafter amend or terminate the Plan in any manner which affects any Participant (or Beneficiary of a deceased Participant) who commences receiving payment of benefits under the Plan prior to the end of the two year period following a Change in Control.

10.4	Exercise of Power to Amend or Terminate
EIX’s power to amend or terminate the Plan will be exercisable by the Compensation and Executive Personnel Committee of the EIX Board of Directors.

ARTICLE 11
CLAIMS AND REVIEW PROCEDURES

11.1	Claims Procedure for Claims Other Than for Vesting due to Disability
(a)    Except for claims due to Disability, the Administrator will notify a Participant or his or her Beneficiary (or person submitting a claim on behalf of the Participant or Beneficiary) (a “claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.
(b)    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, due to special circumstances (for example, because of the need for a hearing), the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Participant, the same procedures will apply to the Participant's Beneficiaries.

11.2	Claims Procedure for Claims due to Disability
(a)    Within a reasonable period of time, but not later than 45 days after receipt of a claim due to Disability, the Administrator or its delegate shall notify the claimant of any adverse benefit determination on the claim, unless circumstances beyond the Plan’s control require an extension of time for processing the claim. Except as contemplated by this Section, in no event may the extension period exceed 30 days from the end of the initial 45-day period. If an extension is necessary, the Administrator or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the circumstances requiring the extension and the date by which the Administrator or its delegate expects to render a determination on the claim. If, prior to the end of the first 30-day extension period, the Administrator or its delegate determines that, due to circumstances beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for an additional 30 days, so long as the Administrator or its delegate notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Administrator or its delegate expects to render a decision. This notice of extension shall specifically describe the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the claimant has at least 45 days within which to provide the specified information.
(b)    In the case of an adverse benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the adverse benefit determination; (ii) reference to the specific Plan provisions on which the adverse benefit determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; (iv) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with this Section 11.2 (v) if an internal rule, guideline, protocol or similar criterion (“internal standard”) was relied upon in making the determination, a copy of the internal standard or a statement that the internal standard shall be provided to the claimant free of charge upon request; and (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination or a statement that such explanation shall be provided free of charge upon request.
(c)    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 180 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 45 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 45-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and including the information described in Section 11.2(b) above. If, due to special circumstances (for example, because of the need for a hearing), the 45-day period is not sufficient, the decision may be deferred for up to another 45-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Participant, the same procedures will apply to the Participant's Beneficiaries.

11.3	Dispute Arbitration
Notwithstanding the foregoing, and because it is agreed that time will be of the essence in determining whether any payments are due to a claimant under the Plan, a claimant may, if he or she desires, submit any claim for payment under the Plan to arbitration. This right to select arbitration will be solely that of the claimant and the claimant may decide whether or not to arbitrate in his or her discretion. The "right to select arbitration" is not mandatory on the claimant, and the claimant may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration. During the lifetime of the Participant only he or she can use the arbitration procedure set forth in this section.
Any claim for arbitration may be submitted as follows: if a claimant has submitted a request to be paid under the Plan and the claim is finally denied by the Administrator in whole or in part, the claim may be filed in writing with an arbitrator of the claimant’s choice who is selected by the method described in the next four sentences. The first step of the selection will consist of the claimant submitting a list of five potential arbitrators to the Administrator. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of California or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Administrator will select one of the five arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator within one week after receipt of the list, the claimant will then designate one of the five arbitrators for the dispute in question.
The arbitration hearing will be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing will be allowed without the mutual consent of the claimant and the Administrator. Absence from or nonparticipation at the hearing by either party will not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.
The arbitrator's award will be rendered as expeditiously as possible and in no event later than one week after the close of the hearing.
In the event the arbitrator finds that the Administrator or the Employer has breached the terms of the Plan, he or she will order the Employer to pay to the claimant within two business days after the decision is rendered the amount then due the claimant. The award of the arbitrator will be final and binding upon the Parties.
The award may be enforced in any appropriate court as soon as possible after its rendition. The Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that neither the Administrator nor the Employer has breached the terms of the Plan and (2) the claim by the claimant was not made in good faith. Otherwise, the claimant will be considered the prevailing party. In the event that the Administrator is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys' fees incurred by the Administrator) including the fees of a stenographic reporter, if employed, will be paid by the losing party. In the event that the claimant is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by the claimant in pursuing his or her claim and the fees of a stenographic reporter, if employed) will be paid by the Employer by March 15 of the year following the year in which the arbitrator determines who is the prevailing party.
Notwithstanding the foregoing, if the claim is for Disability benefits, the following rules apply: (1) the Administrator will not assert that a claimant has failed to exhaust administrative remedies if the claimant does not submit to arbitration, (2) any applicable statute of limitations or other similar defense is tolled during the time the arbitration is pending, (3) the claimant may only submit to arbitration after exhausting the claims procedures described above, and (4) no fees or costs will be imposed on the claimant as part of the arbitration (other than the claimant’s attorneys’ fees).
ARTICLE 12
MISCELLANEOUS

12.1	Successors
The rights and obligations of each Employer under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.

12.2	Trust
The Employers will be responsible for the payment of all benefits under the Plan. At their discretion, the Employers may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. The trust or trusts may be irrevocable, but an Employer’s share of the assets thereof will be subject to the claims of the Employer’s creditors. Benefits paid to the Participant from any such trust will be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.

12.3	Employment Not Guaranteed
Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continue in employment with the Employer or any other Affiliate.

12.4	Gender, Singular and Plural
All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.5	Captions
The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

12.6	Validity
If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

12.7	Waiver of Breach
The waiver by EIX or the Administrator of any breach of any provision of the Plan by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant.

12.8	Applicable Law
The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.

12.9	Notice
Any notice or filing required or permitted to be given to the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

12.10	ERISA Plan
The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. EIX is the named fiduciary.

12.11	Statutes and Regulations
Any reference to a statute or regulation herein shall include any successor to such statute or regulation.

IN WITNESS WHEREOF, EIX has adopted this amended and restated Plan effective the 23rd day of October, 2013.

EDISON INTERNATIONAL

/s/ Jacqueline Trapp
__________________________________________
Jacqueline Trapp
Director, Executive Talent and Rewards